Exhibit 15.1

Awareness Letter of KPMG LLP, Independent Registered Public Accounting Firm

February 8, 2021

Electronic Arts Inc.
Redwood City, California:

Re: Registration Statements on Form S-8 Nos. 333-233182, 333-213044, 333-190355, 333-183077, 333-176181, 333-168680, 333-161229, 333-152757, 333-145182, 333-138532, 333-127156, 333-117990, 333-107710, 333-99525, 333-67430, 333-44222, 333-39432, and 333-250800

With respect to the subject registration statements, we acknowledge our awareness of the use therein of our report dated February 8, 2021 related to our review of interim financial information.

Pursuant to Rule 436 under the Securities Act of 1933 (the Act), such report is not considered part of a registration statement prepared or certified by an independent registered public accounting firm, or a report prepared or certified by an independent registered public accounting firm within the meaning of Sections 7 and 11 of the Act.

/s/ KPMG LLP
Santa Clara, California